[GRAPHIC OMITTED]
                                                         Contacts: Rob Stewart
                                                         Investor Relations
FOR RELEASE                                                  Tel (626) 396-8300
-----------                                                  Fax (626) 535-0344
October 24, 2001

                             ACACIA RESEARCH REPORTS
                            RECORD QUARTERLY REVENUES


     PASADENA, Calif. - (BUSINESS WIRE) - October 24, 2001 - Acacia Research Corporation (Nasdaq:ACRI) today reported results for the quarter ended September 30, 2001.

     Revenues for the third quarter of 2001 were a record $10,831,000 compared to $18,000 in the same period last year. Revenues were comprised of $10,740,000 in licensing payments recognized by the company's Soundview Technologies subsidiary and $91,000 in grant revenues recognized by the company's CombiMatrix subsidiary from its contract with the U.S. Department of Defense. In addition, the company's Soundview Technologies and CombiMatrix subsidiaries received cash payments totaling $1,500,000, which have been recorded as deferred revenue at September 30, 2001 pursuant to the terms of the related manufacturer licensing and Roche Diagnostics agreements.

     Net income, excluding non-cash charges was $1,088,000 or 6 cents per share.

     Including non-cash charges of $3,915,000, primarily consisting of $3,000,000 of non-cash stock compensation charges relating to a step-up in value of CombiMatrix in connection with its proposed initial public offering, the loss from continuing operations was $2,827,000 or 16 cents per share versus a net loss of $8,840,000, or 56 cents per share in the comparable 2000 period.

     Total assets increased to a record $114.6 million as of September 30, 2001 from $98.5 million as of December 31, 2000.

     Cash and short-term investments on a consolidated basis increased to a record $89.8 million as of September 30, 2001 from $76.5 million as of December 31, 2000.

     Research and development costs, primarily associated with the company's CombiMatrix subsidiary, decreased to $5,865,000, including $1,712,000 of non-cash stock compensation charges, before deductions of minority interests, from $5,947,000 in the comparable 2000 period.

     Marketing, general and administrative expenses increased to $12,008,000 from $5,226,000 in the comparable 2000 period, primarily due to the expansion of the company's CombiMatrix subsidiary, increased litigation expense associated with the company's Soundview Technologies subsidiary and a non-cash stock compensation charge of $3,486,000 before deduction of minority interests, compared to a non-cash stock compensation charge of $2,320,000 in the comparable 2000 period.

     Business highlights of the third quarter include:

     - Amit Kumar, Ph.D., was named CEO of Acacia Research Corporation's majority-owned subsidiary, CombiMatrix Corporation, and K.R. "Ammi" Amarnath was named CEO of Acacia Research Corporation's majority-owned subsidiary, Advanced Material Sciences.

     - Acacia Research Corporation's wholly-owned subsidiary, Soundview Technologies, granted non-exclusive licenses of its U.S. Patent No.
          4,554,584 to Matsushita Electric Industrial Co., Ltd., the manufacturer of televisions marketed under the Panasonic brand name and Orion Electric Company, a manufacturer of televisions sold under the Orion and Sansui brands.

     - Acacia Research Corporation's majority-owned subsidiary, CombiMatrix Corporation, entered into a license and supply agreement with the National Aeronautics and Space Administration (NASA). The agreement provides for the license, purchase and use by the NASA Ames Research Center of CombiMatrix's active biochips (microarrays) and related
          technology  to  conduct   biological   research  in   terrestrial
          laboratories and in space.

     The company will hold a conference call for shareholders, analysts, and reporters on Wednesday, October 24, 2001 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern). The conference call will include a review of financial results for the third quarter of 2001 and a discussion of business developments. Paul R. Ryan, Chairman and CEO of Acacia Research, and Robert "Chip" Harris, President, will host the call. All interested parties are welcome to participate.

     To listen to the presentation by phone, please dial 800-997-8642 for domestic callers and 973-694-2225 for international callers. A replay of the audio presentation will be available at 800-428-6051 for domestic callers and 973-709-2089 for international callers, both of whom will need to enter the code 212675 when prompted.

     The call is being webcast by CCBN and can be accessed at Acacia's web site at www.acaciaresearch.com. The conference call will also be archived on the company's website.


ABOUT ACACIA RESEARCH CORPORATION

Acacia Research develops and operates life science and enabling technology companies. The company's core technology opportunity has been developed through its subsidiary, CombiMatrix Corporation. Acacia Research intends to build and acquire companies in the life science and material science fields that will utilize CombiMatrix's biochip technology. Acacia Research's website is located at www.acaciaresearch.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are not a guarantee of future performance. Actual results could differ materially as a result of a variety of factors, including factors expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission. This release should be read in conjunction with those filings.

                       ACACIA RESEARCH CORPORATION (ACRI)
                          SUMMARY FINANCIAL INFORMATION
                                   (unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

                                     September 30,      December 31,
                                         2001              2000
                                         ----              ----


Total Assets                            $114,595          $ 98,516
                                         =======           =======
Total Liabilities                      $  47,948          $ 20,848
                                        ========           =======
Minority Interests                    $    3,181          $ 17,524
                                       =========           =======
Total Stockholders' Equity             $  63,465          $ 60,144
                                        ========           =======


CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)

                                                                                                  Three Months Ended
                                                                                        September 30, 2001  September 30, 2000
Revenues:
    License fee income ...............................................................  $        10,740     $            -
    Grant revenue ....................................................................               91                  -
    Advertising revenue ..............................................................               -                  18
                                                                                        ----------------    ---------------

    Total revenues ...................................................................           10,831                 18
                                                                                        ----------------    ---------------

Operating expenses ...................................................................           18,527             11,881
                                                                                        ----------------    ---------------

    Operating loss ...................................................................           (7,696)           (11,863)
                                                                                        -----------------   ---------------

Other income .........................................................................              796                457
                                                                                        ----------------    ---------------

Loss from continuing operations before income taxes and minority interests ...........           (6,900)           (11,406)
(Provision) benefit for income taxes .................................................             (778)                38
                                                                                        ------------------  ---------------

Loss from continuing operations before minority interests ............................           (7,678)           (11,368)
Minority interests ...................................................................            4,851              2,528
                                                                                        ----------------    ---------------

Loss from continuing operations ......................................................           (2,827)            (8,840)
Discontinued operations
    Loss from discontinued operations ................................................                -             (2,057)
                                                                                        ----------------    ----------------

Net loss .............................................................................  $        (2,827)     $     (10,897)
                                                                                        ================     ===============



Loss per common share:
Basic and diluted
    Loss from continuing operations ..................................................  $         (0.16)    $        (0.56)
    Loss from discontinued operations ................................................                 -             (0.13)
                                                                                        ----------------    ---------------

Net loss .............................................................................  $         (0.16)    $        (0.69)
                                                                                        ================    ===============

Weighted average number of common and potential common shares outstanding used in computation of loss per share
    Basic and diluted.................................................................        17,748,097        15,724,930
                                                                                        ================    ===============

